Exhibit 99.1

Energy Conversion Devices Announces Sale of Cobasys to SB LiMotive

Arbitration with Chevron Technology Ventures LLC and Litigation with
Mercedes Benz U.S. International Inc. are Settled

Rochester Hills, Mich., July 13, 2009 - Energy Conversion Devices, Inc. (NASDAQ: ENER) (ECD), a leading global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, today announced that its subsidiary, Ovonic Battery Company, Inc. (OBC), and Chevron Technology Ventures LLC (CTV) have sold their respective membership interests in Cobasys LLC to SB LiMotive Co. Ltd. (SBL).

Cobasys designs, develops and manufactures integrated energy storage systems principally for hybrid electric vehicles. Certain elements of Cobasys' nickel metal hydride technology rely on patents originated by OBC and ECD. SBL is a joint venture between Samsung SDI Co., Ltd. and Robert Bosch GmbH formed to develop, manufacture, and sell batteries for automotive applications.

Prior to the sale, Cobasys assigned to OBC and CTV the right to receive 20% and 80%, respectively, of future royalties payable to Cobasys by Panasonic EV Energy Co., Ltd. (PEVE) under a patent license agreement that provides for royalties through 2014. Royalties totaling approximately $6.5 million received by Cobasys since January 2008 under this license agreement were also distributed to OBC and CTV, with OBC receiving approximately $1.3 million. In addition, Cobasys restructured its intellectual property licenses with ECD and OBC so that OBC has royalty-free, exclusive rights to the technology for defined non-transportation uses and Cobasys has royalty-free exclusive rights for defined transportation uses.

The transaction coincides with settlement of a pending lawsuit against Cobasys filed in August 2008 by Mercedes Benz U.S. International, Inc. (MBUSI). In connection with settling the lawsuit, OBC paid MBUSI $1.1 million from the $1.3 million in royalties distributed to it by Cobasys and entered into a mutual release with MBUSI of all Cobasys-related claims.

In connection with these transactions, CTV and OBC and ECD settled and jointly dismissed their pending arbitration without any finding of financial liability. The parties entered into mutual releases and agreed to the terms of the Cobasys sale transaction.

About Energy Conversion Devices

Energy Conversion Devices is the leader in building integrated and commercial rooftop photovoltaics, one of the fastest growing segments of the solar power industry. The company manufactures and sells thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD's UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world energy output. ECD also pioneers other alternative technologies, including a new type of nonvolatile digital memory technology that is significantly faster, less expensive, and ideal for use in a variety of applications including cell phones, digital cameras and personal computers. For more information, please visit www.ovonic.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.  Risks that could cause such results to differ include: our ability to maintain our customer relationships; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; and our customers' ability to access the capital needed to finance the purchase of our products. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.

Contact:

Mark Trinske, Vice President

Investor Relations & Communications

(248) 299-6063